Exhibit 99.1

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

January 10, 2007

MIDWEST AIR GROUP OUTLINES STRATEGY TO MAXIMIZE VALUE
AS STAND-ALONE COMPANY

Milwaukee, Wisconsin, January 10, 2007 – Midwest Air Group, Inc. (AMEX: MEH) today outlined its strategy to maximize shareholder value as a stand-alone company. In an investor presentation to be filed with the Securities and Exchange Commission, the airline holding company said that the AirTran Airways proposal rejected last month by its board of directors significantly undervalued Midwest and did not reflect the long-term opportunity inherent in its strategic growth plan. The company also reiterated that its strategic business plan will offer superior value to shareholders by capitalizing on current industry conditions while remaining true to Midwest’s commitment to customer service excellence, which earned Midwest its reputation as “The best care in the air.”

In recent weeks, Midwest has announced the initial components of its long-term growth plan, which is designed to increase capacity 15% this year (averaging 10% per year over the next three years) and provide improving levels of profitability while further enhancing service to its customers. 2007 initiatives include:

•

An agreement with SkyWest Airlines, Inc. to operate 50-seat regional jet service from Milwaukee and Kansas City beginning in April. Flying as Midwest Connect, the SkyWest jets will allow Midwest to add new destinations, increase frequency on existing routes and upgrade several regional routes to all-jet service.

°

The annualized revenue opportunity for the 50-seat program is $8-10 million per aircraft, with 15 regional jets entering service in 2007 and up to 25 total after the first year.

•

The addition of two MD-80 series aircraft to the Midwest Airlines fleet and one 328JET 32-seat regional jet to the Skyway fleet, expected to go into revenue service by mid-2007.

°

The two additional MD-80s are projected to generate $40-50 million in annualized revenue.

•

Reconfiguration later this year of Midwest Airlines Saver Service aircraft – which feature two-by-three seating on flights to leisure destinations – to add several rows of the airline’s two-by-two Signature Service seats to further differentiate Midwest’s product in the marketplace.

°

Aircraft reconfiguration is expected to provide up to $5 million in annualized revenue.

•

The roll-out of the first of a series of service enhancements, including the March 4 launch of new Midwest Connect service between Milwaukee and Duluth/Superior and the upgrade of existing Milwaukee-St. Louis service to all regional jet service.

The expansion plans will result in the addition of at least six new destinations and as many as 12 new routes in 2007, as well as an increase in employment of approximately 8% throughout the year – not including SkyWest staffing to operate the 50-seat regional jet program.

Longer term, the company is conducting a strategic review of other significant value-enhancing opportunities – including replacement of its MD-80 fleet and additional interior reconfiguration of its aircraft.

“All of our plans reflect our dedication to providing customers with a truly differentiated travel experience at a time when other airlines have commoditized flying. Our loyal customers, and the communities that support our efforts, are at the heart of our growth initiatives,” explained Timothy E. Hoeksema, chairman and chief executive officer. “We remain committed to maximizing shareholder value and continuing to provide the superior customer service that our passengers deserve.”

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering primarily to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Skyway Airlines, Inc. – Midwest’s wholly owned subsidiary – operates as Midwest Connect and offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 48 cities. More information is available at http://www.midwestairlines.com.

This document contains forward-looking statements about the results expected under the company’s strategic plan and that otherwise may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “projecting,” “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from projected results due to the risk factors described in Item 1A. Risk Factors in the company’s “Annual Report on Form 10-K” for the year ended December 31, 2005.

###